EXHIBIT 23.2

Consent of Independent Accounting Firm

We consent to the incorporation by reference in this Current Report on Form 8-K/A of our report dated January 30, 2004 on the consolidated financial statements of PennRock Financial Services Corp. and Subsidiaries appearing in the Annual Report on Form 10-K of PennRock Financial Services Corp.

/s/ Simon Lever LLP

Lancaster, Pennsylvania
August 4, 2005